Exhibit 99.1

TURBOSONIC TECHNOLOGIES REPORTS SECOND QUARTER OPERATING RESULTS

For Immediate Release
Waterloo, Ontario, Canada
February 12, 2010

TurboSonic Technologies, Inc. (OTC Bulletin Board – TSTA), a global provider of clean air technologies, today announced the following operating results for its second quarter ended December 31, 2009.

	Three Months Ended		Six Months Ended
US Dollars	12/31/09	12/31/08	12/31/09	12/31/08

Total Revenues	$3,504,842	$5,474,059	$11,017,430	$10,520,210
(Loss) Income before Provision for Income Taxes	$(520,366)	$425,204	$(496,247)	$489,483
Net (Loss) Income	$(297,958)	$302,552	$(280,731)	$332,116
Basic (Loss) Income Per Share	$(0.02)	$0.02	$(0.02)	$0.02
Weighted Average Number of Shares Outstanding	15,138,054	15,130,054	15,137,005	15,130,054

Second quarter revenue decreased by 36% from $5,474,059 in the three months ended December 31, 2008 to $3,504,842 for the comparable period ending December 31, 2009. Over that same period, gross profit for the second quarter decreased $750,655 from $1,643,306 to $892,651, while net income decreased $600,510 from $302,552 to a loss of $297,958. Order backlog was approximately $2,300,000 at December 31, 2009 compared to $13,800,000 at December 31, 2008.

Commenting on the Company’s results, Edward Spink, TurboSonic CEO, said, "After completing a record year in fiscal 2009, we are now experiencing the effects of the economic downturn. As previously reported, we continue to face market uncertainties and requirements for cost containment as the timing of new opportunities are impacted by the slow economic recovery. The recession has affected our primary business sectors, causing capital expenditures to be deferred, including a significant delay in new “greenfield” plant construction. It has also resulted in the closure of facilities in the wood products industry, which impacts aftermarket service and replacement parts orders. We continue to curtail expenditures and focus our sales force on core business opportunities.

While disappointed with the results, we are encouraged by a recent increase in activities in domestic and international markets, and believe that our current sales pipeline is stronger than in the past 8 months. As a result, we believe that we will see an improvement in order bookings even before the advent of new regulations. A new SO2 regulation will be in effect in the US on June 2, 2010, and the new US Boiler MACT regulation (“Maximum Achievable Control Technology”) for industrial boiler emissions is expected to follow before the end of the year. We have a significant amount of installed references across industries that we expect to be impacted by these new regulations. We expect that favorable market receptivity to our new Catalytic Gas Treatment (“CGT”) product launch, combined with our business sectors’ regulatory compliance needs, will support a period of strong demand for our products and services.”

www.turbosonic.com

TurboSonic Technologies (www.turbosonic.com) designs and markets air pollution control technologies to industrial customers worldwide. Its products help companies in the Cement and Mineral Processing, Ethanol & Biofuels, Metals & Mining, Petrochemicals, Power Generation, Pulp & Paper, Waste Incineration, and Wood Products industries meet the strictest emissions regulations, improve performance and reduce operating costs.

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statement. Factors that impact such forward-looking statements include, among others, changes in general economic conditions, interest rates, government regulations, and competition.

For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statement, see the annual report on Form 10-K and other documents the Company files from time to time with the Securities and Exchange Commission.

TurboSonic Technologies, Inc. (OTC Bulletin Board: TSTA - News)

Contact:

Ed Spink, CEO
espink@turbosonic.com
519-885-5513 ext. 214

TurboSonic Inc.	TurboSonic Technologies Inc.
Canadian Office	US Office	European Office
550 Parkside Drive, Suite A-14	239 New Road, Bldg B, Suite 205	VIA IV Novembre, 92
Waterloo, ON, Canada N2L 5V4	Parsippany, NJ, USA 07054	Bollate (MI) 20021, Italy
Tel: 519-885-5513	Tel: 973-244-9544	Tel: 39-02-38305384
Fax: 519-885-6992	Fax: 973-244-9545	Fax: 39-02-33301943
info@turbosonic.com	info@turbosonic.com	info.eu@turbosonic.com